UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): October 7, 2010

PURESPECTRUM, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-148158

Delaware	41-2233202
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7391 Hodgson Memorial Drive
Savannah, Georgia 31406
(Address of Principal Executive Offices, Including Zip Code)

912-351-4523
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.  Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

          On October 5, 2010, Greg Clements, the Company’s former chief financial officer and current sole officer and director, submitted a Management Proposal (the “Proposal”) to the Company’s Board of Directors.  At the time of submission, the Board of Directors consisted of William Garlen, Frank Slotin, Robert E. James II, David Michael Conner and Peter Krull.

          The purpose of the Proposal was to  set forth a plan acceptable to both the  Company and the Company’s secured creditors.  The terms and conditions of the Proposal were designed to provide a mechanism for the Company to increase sales, reduce operating expenses , reduce the  Company’s working capital deficit and permit the Company to continue operations.   The Proposal was accepted by the Company’s Board of Directors.

          The Proposal provides in part that:

●	The then current Board of Directors would resign, and Greg Clements would be nominated to serve as the Company’s sole officer and director.
●	Richard Brown, a lighting industry specialist, would be hired by the Company as a consultant
●	The Company will secure director and officer insurance.
●	The Company will file amended articles of incorporation to provide for the issuance of a class of preferred shares that will give the holder thereof voting control of the Company.
●	Management will submit an Offer in Compromise with respect to outstanding payroll taxes
●	The Company must generate $360,000 within one year following the acceptance of the Proposal or have monthly sales of at least $30,000.

          In order to generate further revenues, meet ongoing expenses and address outstanding payables, the Company will implement a new business model whereby the Company will undertake the following:

●	Implement a marketing campaign to drive traffic to and expand exposure to the Company’s website located at www.purespectrum.com
●	Develop the G2 and G3 generation of dimmable fluorescent compact bulbs.
●	Submit design patents
●	Management will comply with its ongoing reporting obligations with the Securities and Exchange Commission and comply with all applicable state statutes.

          The Company’s secured creditors have concluded that the Proposal is in the best interests of both the secured creditors and the Company and, subject to execution of  definitive agreements, have agreed to hold in abeyance all foreclosure efforts with respect to their security interests provided that the Company complies with the terms and conditions set forth above.

          Until such time as the Company is able to implement its business plan, management has reduced operating expenses.  Non-essential employees have been terminated.  The Company is looking for new office space to reduce fixed costs.  Despite the issuance of a going concern opinion from the Company’s independent audit firm and the Company’s working capital deficit, management remains committed to continue operations subject to the terms and conditions set forth in the Proposal.   The Company will attempt to secure additional debt or equity financing, of which there can be no assurance.  If the Company is not able to comply with the terms and conditions of the Proposal, the secured creditors may foreclose on their security interests in which case the Company would be forced to cease operations and investors would most likely lose their investment.

          Our secured creditors have filed U.C.C. security interests encumbering all of the Company’s assets and the proceeds received from the sale of these assets. If the Company does not meet its obligations with the secured creditors, the secured creditors could foreclose on their security interests and our assets would be sold.  It is unlikely that the proceeds received from the sale of our assets would be sufficient to satisfy our outstanding liabilities.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated October 20, 2010

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSpectrum, Inc.

	By:	/S/ Gregory K. Clements
Name: Gregory K. Clements
Title: Chief Executive Officer

Date: October 21, 2010